Filed pursuant to Rule 424(b)(5)
File No. 333-234422

Amendment No. 1 dated August 6, 2021

To Prospectus Supplement dated February 22, 2021

(To Prospectus dated November 1, 2019)

Up to $750,000,000

NiSource Inc.

Common Stock

This Amendment No. 1 to the prospectus supplement (this “amendment”), amends the information in our prospectus supplement dated February 22, 2021 (the “prospectus supplement”). This amendment should be read in conjunction with the prospectus supplement and the prospectus dated November 1, 2019 (the “prospectus”), and is qualified in its entirety by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus supplement and prospectus. This amendment amends only those sections of the prospectus supplement and prospectus listed in this amendment; all other sections of the prospectus and prospectus supplement remain as is.

We filed the prospectus supplement to register the offer and sale of up to an aggregate of $750,000,000 of our common stock from time to time through Barclays Capital Inc. (“Barclays”), J.P. Morgan Securities LLC (“J.P. Morgan”), KeyBanc Capital Markets Inc. (“KeyBanc Capital Markets”), Mizuho Securities USA LLC (“Mizuho”), Morgan Stanley & Co. LLC (“Morgan Stanley”) and Wells Fargo Securities, LLC (“Wells Fargo”), as our agents under separate equity distribution agreements. We refer to Barclays, J.P. Morgan, KeyBanc Capital Markets, Mizuho, Morgan Stanley and Wells Fargo collectively as the sales agents. Each equity distribution agreement was entered into on February 22, 2021 (each, an “equity distribution agreement,” and collectively, the “equity distribution agreements”). Each equity distribution agreement provides that, in addition to the issuance and sale of shares of our common stock by us through the applicable sales agent, we also may enter into forward sale agreements under a separate master forward sale confirmation and related supplemental confirmation between us and such sales agent or its affiliate. We refer to these entities, when acting in such capacity, as forward purchasers. Each master forward sale confirmation was entered into on February 22, 2021 (each, a “master forward confirmation,” and collectively, the “master forward confirmations”). In connection with each forward sale agreement, the relevant forward purchaser (or its affiliate) will, at our request, attempt to borrow from third parties and, through the relevant sales agent, sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the forward sale agreement to hedge the forward sale agreement. We refer to each of the sales agents, when acting as the agent for a forward purchaser, as a forward seller.

In no event will the aggregate number of shares of our common stock sold through the sales agents, as our agents and as forward sellers, under the equity distribution agreements have an aggregate sales price in excess of $750,000,000. As of the date of this amendment, we have borrowed 12,525,215 shares from third parties pursuant to the equity distribution agreements and the master forward confirmations. As of the date of this amendment, we had (including the impacts of the borrowed shares) approximately $450.0 million of equity available for issuance.

Our common stock is listed on the New York Stock Exchange under the symbol “NI.” The last reported sale price of our common stock on the New York Stock Exchange on August 5, 2021 was $25.44 per share.

Investing in our common stock involves risks. You should read this amendment, the prospectus, the prospectus supplement and the documents we incorporate therein by reference carefully before you make your investment decision. See “Risk Factors” set forth in the documents we file with the Securities and Exchange Commission for more information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this amendment, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1

to Prospectus Supplement is August 6, 2021.

TABLE OF CONTENTS

AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT

Page
ABOUT THIS AMENDMENT TO PROSPECTUS SUPPLEMENT	S-1
LEGAL MATTERS	S-2

ABOUT THIS AMENDMENT TO PROSPECTUS SUPPLEMENT

This amendment to the prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”).

To the extent there is a conflict between the information contained or incorporated by reference in this amendment or the prospectus supplement (or any related free writing prospectus issued by us), on the one hand, and the information contained or incorporated by reference in the accompanying prospectus, the information contained or incorporated by reference in this amendment or the prospectus supplement (or any related free writing prospectus issued by us) shall control.

The registration statement of which this amendment, the prospectus supplement and the accompanying prospectus form a part, including the exhibits to the registration statement, provides additional information about us and our common stock offered under this amendment, the prospectus supplement and the accompanying prospectus. Specifically, we have filed and incorporated by reference certain legal documents that control the terms of our common stock offered by this amendment, the prospectus supplement and the accompanying prospectus as exhibits to the registration statement. We will file or incorporate by reference certain other legal documents that will control the terms of our common stock offered by this amendment, the prospectus supplement and the accompanying prospectus as exhibits to the registration statement or to reports we file with the SEC that are incorporated by reference into this amendment, the prospectus supplement and the accompanying prospectus.

This amendment, the prospectus supplement, the accompanying prospectus and certain of the documents incorporated by reference herein and therein contain, and any related free writing prospectus issued by us may contain, summaries of information contained in documents that we have filed or will file as exhibits to our SEC filings. Such summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the actual documents filed with the SEC.

You should read this entire amendment, the prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in the prospectus supplement under “Incorporation By Reference” and in the accompanying prospectus under “Where You Can Find More Information.”

You should rely only on the information contained in this amendment, the prospectus supplement, the accompanying prospectus, any related free-writing prospectus issued by us and the documents incorporated by reference in this amendment, the prospectus supplement and the accompanying prospectus. We have not, and the sales agents, forward sellers and forward purchasers have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This amendment, the prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the common stock offered hereby. The information in this amendment, the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates, and neither the delivery of this amendment, the prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

Unless the context requires otherwise, references in this amendment to “NiSource” refer to NiSource Inc. and “we,” “us” or “our” refer collectively to NiSource and its subsidiaries.

S-1

LEGAL MATTERS

Baker & McKenzie LLP, Chicago, Illinois, will pass upon certain legal matters relating to the validity of the securities offered by the prospectus supplement for us. Certain legal matters in connection with this offering will be passed upon for the sales agents and the forward purchasers by Hunton Andrews Kurth LLP, New York, New York.

S-2